Exhibit 10.38
PROMISSORY NOTE

Principal Amount:	Scottsdale, Arizona
$600,000.00	March 27, 2008
1. Promise to Pay. For value received, BRC Group LLC, a California limited liability company (“Maker”), promises to pay to the order of Quepasa Corporation, a Nevada corporation (“Holder”), at 7550 East Redfield Road, Suite A, Scottsdale, AZ 85250, or at such other address as the Holder may designate by written notice to Maker, in lawful money of the United States of America, all amounts advanced by Holder to Maker under the Loan Agreement (defined below) and this Note. The proceeds of the credit accommodations evidenced by this Note (the “Loan”) shall be advanced at the times and in the amounts provided in that certain Loan Agreement of even date herewith between Maker and Holder (the “Loan Agreement”).
2. Required Payments. If not earlier due and payable, Maker agrees to pay all unpaid principal and all other amounts payable under the provisions of this Note in full on January 8, 2011 (the “Maturity Date”). Maker may prepay this Note in part or in full at any time prior to the Maturity Date without any penalty or premium.
3. Application of Payments. Unless otherwise specifically designated in the Loan Agreement, agreed in writing, or required by applicable law, all payments made by Maker and other credits shall be applied: (a) first, to reimburse Holder for all fees, costs and expenses payable by Maker under this Note; and (b) second, to principal. Any payment made by Maker must be received by Holder in immediately available funds no later than 1:00 p.m. Phoenix time in order to receive same day credit; any payment received thereafter shall be considered to have been made on the following business day.
4. Warrant and other Ancillary Documents. In connection with making the Loan evidenced by this Note, Holder and Maker have entered into that certain Equity Interest Purchase Warrant of even date herewith, pursuant to which Maker has granted Holder the right to acquire up to 50% of the total issued and outstanding equity interests of Maker (the “Warrant”) and have also entered into that certain Right of Purchase and Right of First Refusal Agreement of even date herewith, granting Holder certain rights with respect to the purchase of Maker’s assets or the equity interests of Maker (the “ROFR Agreement”). Except as provided herein, Holder’s rights under the Warrant and the ROFR Agreement are separate and distinct from Holder’s rights under this Note and the Loan Agreement. The indebtedness evidenced by this Note may, at Holder’s election after the Maturity Date and prior to the Expiration Date (as defined in the Warrant), be applied to pay the Exercise Price for the Equity Interest under the Warrant.. Exercise of the Warrant, and the sole and exclusive ownership in and to the Webpage, Developer Content, Work Product (as each of the foregoing terms is defined in the Webpage Development and Hosting Agreement between Holder and Maker of approximate date herewith) and all statistical information obtained through the tracking and monitoring the Webpage, shall be Holder’s sole remedy and recourse for unpaid amounts under this Note.
5. Collection Costs. If suit, arbitration or other legal proceeding or any nonjudicial foreclosure proceeding is instituted or any other action is taken by Holder to enforce the terms of this Note, Maker promises to pay Holder’s reasonable attorneys’ fees (including reasonably allocated costs of in-house counsel) and other costs (to be determined by the court or arbitrator and not by jury, in the case of litigation or arbitration) incurred thereby. Such fees and costs shall be included in any judgment or arbitration award obtained by Holder.

6. Waivers and Acknowledgments. Except as expressly provided in this Note to the contrary, Maker waives: (a) demand, notice, diligence, protest, presentment for payment, and notice of extension, dishonor, protest, demand and nonpayment of this Note; and (b) any release or discharge by reason of any release or substitution of, or other change in, any security given for the Note, or the obligation of any other person or entity who or which is now or may become directly or indirectly liable for all or any portion of the Note.
7. Acceleration.
(a) During the existence of any Event of Default, Holder may, at its option, exercise any one or more of the remedies described herein, including declaring all unpaid indebtedness then evidenced by this Note, and reasonable attorneys’ fees which are the obligation of Maker under this Note to be immediately due and payable. Unless Holder otherwise elects, such acceleration shall occur automatically upon the earlier of the Maturity Date or expiration of the applicable cure period set forth in the Note or the Loan Agreement for any curable Event of Default. For the purpose of this Note, an “Event of Default”, includes: (a) any event described in Section 4.1 of the Loan Agreement; or (b) Maker’s failure to pay money as required by this Note or the Loan Agreement (whether or not Holder has given any notice of default or any cure period has expired).
(b) All amounts payable under this Note shall become due and payable in full upon consummation of an agreement between Maker and any party or parties other than Holder for (a) the sale of all or substantially all of Maker’s assets, or (b) one or more sales of any equity interest in Maker that in the aggregate equals 50% or more of the total issued and outstanding equity interests in Maker.
8. Warrant Exercise. At any time after an Event of Default has occurred (whether or not Holder has given any notice of default or any cure period has expired), Holder, in its sole discretion, shall have the right to apply any unpaid principal due Holder under this Note to pay the exercise price for the Equity Interests Holder has the right to purchase under the Warrant.
9. Remedies. Except as provided in Sections 4 and 7(b) hereof, Holder’s sole recourse and remedy under this Note shall be the exercise of the Warrant.
10. Interest Limit. In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.
11. No Waiver by Holder. Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof. Without limitation of the foregoing sentence, no acceptance of a past due installment shall be construed to waive Holder’s right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively. Holder may apply any payment of less than the total amount then due that it receives from Maker (regardless of whether Maker has marked such payment to indicate that its acceptance will constitute payment in full or an accord and satisfaction) on account to amounts then owing under this Note, but acceptance and application of such amount will not cure any existing default, constitute a waiver by Holder or an accord and satisfaction of any kind, or impair Holder’s ability to exercise any or all of its remedies.
12. Time of Essence. Time is of the essence of this Note.
13. Notices. All demands or notices required or permitted under this Note shall be given in the manner provided in the Loan Agreement.

14. Governing Law and Venue. This Note is executed, delivered and payable in, and shall be governed by and construed according to the substantive laws and judicial decisions of, the State of Arizona, regardless of Arizona conflict of laws principles or the place of business, residence, location or domicile of Maker, any constituent principal thereof or any guarantor of any portion of the Note, and applicable federal laws, rules and regulations. Maker agrees that the laws or procedural rules of any jurisdiction except for Arizona purporting to limit or affect Holder’s ability to enforce its rights as set forth in this Note are not applicable to the enforcement of Holder’s rights hereunder. Maker intends and understands that Holder will rely upon the agreements in the foregoing sentences in accepting this Note, and specifically acknowledges that Holder may institute an action on this Note and/or any guaranty relating thereto. Maker acknowledges that Holder may permit Maker to execute this Note outside of Arizona, at the request of, and as an accommodation to Maker if Maker will be unable to be present in Arizona. Any action brought to enforce this Note may be commenced and maintained, at Holder’s option, in any state or federal district court in Arizona, or in any other court having personal jurisdiction over Maker. Maker irrevocably consents to jurisdiction and venue in such court for such purposes and agrees not to seek transfer or removal of any action commenced in accordance with the terms of this paragraph. Maker also waives the right to protest the domestication or collection of any judgment obtained against Maker with respect to this Note in any jurisdiction where Maker may now or hereafter maintain assets.
15. Mutual Waiver of Right to Jury Trial. AS A MATERIAL PART OF THE CONSIDERATION FOR THE MAKING OF THIS NOTE, MAKER (AND PAYEE, BY ACCEPTING THIS NOTE) UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY PRESENT OR FUTURE CLAIMS, DEMANDS OR CAUSES OF ACTION OF ANY KIND ARISING UNDER OR RELATING TO THE NOTE. MAKER ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS TO PAYEE THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF MAKER’S CHOICE. MAKER AND PAYEE AGREE THAT ALL SUCH CLAIMS WILL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION WITHOUT A JURY.
16. Construction of Instrument. This Note shall apply to the parties hereto according to the context hereof, without regard to the number or gender of words or expressions used herein. The headings or captions of paragraphs in this Note are for convenience and reference only, and in no way define or limit the scope or intent of this Note or the provisions of such paragraphs. As used in this Note, the terms: (a) “include(s)” or “including” shall mean without limitation by reason of enumeration; and (b) “business days” shall mean those days (other than Saturdays or Sundays) upon which banks are generally open in Arizona for the conduct of substantially all of their business activities, and wire transfers of funds can be made.
IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

BRC Group LLC, a California limited liability company
By:	/s/ Richard Copeland
Richard Copeland, Manager

By:	/s/ Brad Rothenberg
Brad Rothenberg, Manager

MAKER